EXHIBIT 99
                                   ----------





                              FOR IMMEDIATE RELEASE

                     SVB Financial Services, Inc. Announces
                    Record Quarter and Year To Date Earnings



Somerville, NJ...July 11, 2002 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc., the parent holding company of Somerset Valley Bank, announced record second quarter and year to date earnings.

     Net income for the three months ended June 30, 2002 was $649,000, an increase of $217,000 or 50% from second quarter of 2001. This net income represents basic and diluted earnings per share of $.19 in 2002 as compared to $.13 per share on a basic and diluted basis in 2001.

     On a year to date basis net income was $1,127,000, an increase of $358,000 or 47% from 2001. This net income represents basic and diluted earnings per share of $.33 compared to basic and diluted earnings per share of $.24 and $.23, respectively in 2001.

     Net interest income increased $680,000 or 26% over last year, for the quarter and $1,119,000 or 22% on a year to date basis. Corcoran commented, "As we have mentioned previously, last year's eleven rate reductions impacted our net interest margin. The net interest margin for the second quarter last year was 4.17% and was 3.91% this year. It's important to note that the second quarter net interest margin was a dramatic improvement from the first quarter's 3.63%."

     Corcoran continued, "Our earnings also benefited from the significant asset growth we have achieved over the past year. All in all, we are pleased with these results in a recessionary economy."

     Total assets at June 30, 2002 were $374.1 million, an increase of $87.5 million or 31% from June 30, 2001. Loans lead the growth by increasing $37.4 million or 20%. "Loan demand continues to be strong in central New Jersey despite the slowdown in the economy in other regions of the country," said Corcoran.

     Non interest income increased $114,000 or 33% for the three months ended June 30, 2002 as compared to the previous year. Included in this amount was a one time gain of $51,000 resulting from the demutualization of the Company's health insurance provider. In addition, gains on the sale of loans increased $27,000 over last year's second quarter, while service charges on deposit accounts increased $25,000.

     Non interest expenses increased by $410,000 or 18% for the three months ended June 30, 2002 as compared to the same period last year. Of this amount, $235,000 was for salaries and benefits expense as the Company has had to expand staff to support its 31% asset growth.

     The Company had $135,000 in loans past due 90 days or more as compared to none in 2001. Loans on a non-accrual basis totaled $542,000 compared to $624,000 last year, a decrease of $82,000 from last year and represents only .24% of gross loans.

     In June 2002, SVB Financial Services participated in a pooled institutional placement of trust preferred securities arranged by First Tennessee Securities Corporation, a subsidiary of First Tennessee Bank N.A. The transaction increased the Company's regulatory capital by $2.5 million.

     Somerset Valley Bank operates offices in Somerville (2), Hillsborough, Bridgewater, Manville, Aberdeen, Bernards, Edison and at the Arbor Glen Retirement Community. The Bank will open its tenth location on Mountain
Boulevard in Warren Township later this month. Through a joint venture with International Planning Alliance, known as Somerset Valley Financial LLC, the Company offers life, health and disability insurance services along with financial planning and retirement services.

     SVB Financial Services,  Inc. is traded on the NASDAQ National Market under
the   trading   symbol   SVBF  and  can  be   accessed   via  the   Internet  at
www.somersetvalleybank.com.

     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", " look", " believe", " anticipate", " may", " will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.